Exhibit 99.1

For further information contact:

Douglas Dynamics, Inc.

Bob McCormick

414-362-3868

investorrelations@douglasdynamics.com

DOUGLAS DYNAMICS COMPLETES ACQUISITION OF HENDERSON PRODUCTS, INC.

December 31, 2014 — Milwaukee, Wisconsin — Douglas Dynamics, Inc. (NYSE: PLOW) today announced that it has completed the acquisition of Henderson Products, Inc. for approximately $95 million in cash, subject to post-closing adjustments. The signing of the definitive purchase agreement for the acquisition was previously announced on November 24, 2014.

Douglas Dynamics said the purchase strengthens its market leadership position in snow and ice control across all truck segments and creates new opportunities for growth in attractive adjacent markets. Headquartered in Manchester, Iowa, Henderson Products, Inc. is the leading North American manufacturer of customized, turnkey snow and ice control solutions for heavy-duty trucks focused on state Departments of Transportation (DOT), counties, and municipalities. Henderson’s diverse product portfolio includes ice control equipment, snow plows, dump bodies, muni-bodies, and replacement parts. Henderson generated $76 million in net sales over the trailing twelve months ending September 30, 2014. To learn more about Henderson Products, visit www.hendersonproducts.com.

About Douglas Dynamics

Home to the most trusted brands in the industry, Douglas Dynamics is North America’s premier manufacturer of vehicle attachments and equipment. For more than 65 years, the company has been innovating products that not only enable people to perform their jobs more efficiently and effectively, but also enable businesses to increase profitability. Our commitment to continuous improvement enables us to consistently produce the highest quality products and drive shareholder value. The Douglas Dynamics’ portfolio includes snow and ice management attachments sold under the BLIZZARD®, FISHER®, SNOWEX® and WESTERN® brands, turf care equipment under the TURFEX® brand, and industrial maintenance equipment under the SWEEPEX® brand. Additional information regarding Douglas Dynamics is available at www.douglasdynamics.com.